February 13, 2004
                                             Contact:  John Gioffre
                                             Chief Financial Officer
                                             3524 Airport Road
                                             Maiden, NC  28065
                                             (828) 464-8741 Ext. 215


                        FOR IMMEDIATE RELEASE

         AIR T, INC. REPORTS UNAUDITED THIRD QUARTER RESULTS

MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported unaudited consolidated net earnings of $230,000 ($0.08 per share) for fiscal 2004's third quarter ended December 31, 2003, compared to a net earnings of $37,000 ($0.01 per share) for the third quarter of fiscal 2003. Consolidated revenues for fiscal 2004's third quarter were $12,980,000 compared to $11,235,000 for the similar 2003 fiscal quarter. The current quarter's increased revenues and net earnings primarily resulted from substantially increased air cargo revenue, partially offset by decreased ground equipment sales and earnings by the Company's Global Ground Support (Global) subsidiary. Nine month, year-to-date, consolidated revenues increased $7,052,000, to $37,659,000, while net earnings increased $1,425,000 to current year-to-date net earnings of $937,000.

AirT's fiscal 2004's net earnings for the three and nine month periods ended December 31, 2003 are, respectively, comprised of $309,000 and $1,365,000 in net earnings from continuing operations, offset by $79,000 and $428,000 in net losses from discontinued operations. The Company decided to dispose of its aviation parts brokerage and overhaul services through its wholly owned subsidiary Mountain Aircraft Services, LLC ("MAS") during the fourth quarter of fiscal 2003, and a sale was completed during the second quarter of fiscal 2004. As detailed in Financial Highlights below, the operations of MAS have been reclassified to reflect its results as a discontinued operation in the Company's consolidated financial statements.

In a company press release dated January 23, 2004, Walter Clark, Chairman and Chief Executive Officer of AirT, reported Global's receipt of a three-year extension of its existing four-year supply agreement with the U.S. Air Force. In connection with the extension, the Air Force received funding approval to place an $11.3 million equipment order, to be completed by Global over the next three to four quarters.

AirT,   through  its  subsidiaries,  provides  overnight  air-freight service to the express delivery industry and manufactures and services aviation and other specialized equipment. AirT is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, South America, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of
1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the effects of economic, competitive and market conditions in the aviation industry, the continuing impact of terrorist activities and threats, market acceptance of new products and services and changes in government regulations, weather or technology. A forward-looking statement is not a guarantee of future events or circumstances, and those future events or circumstances may not occur as anticipated. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.









                        FINANCIAL HIGHLIGHTS
       Restated to reflect the discontinued operations of MAS
                (In thousands, except per share data)


                                         Three Months Ended   Nine Months Ended
                                         12/31/03  12/31/02  12/31/03  12/31/02
Continuing Operations Revenues           $ 12,980  $ 11,235  $ 37,659  $ 30,607

Net Earnings from Continuing Operations       309       102     1,365     (162)
Net Loss from Discontinued Operations         (79)      (65)     (428)    (325)
Net Earnings                             $    230  $     37  $    937  $  (487)


Net Earnings (Loss) Per Share-Diluted:
Continuing Operations                    $   0.11  $    0.04 $   0.50  $ (0.06)
Discontinued Operations                     (0.03)     (0.03)   (0.16)   (0.12)
Total Net Earnings Per Share-Diluted     $   0.08  $    0.01 $   0.34  $ (0.18)

Average Common Shares Outstanding           2,748      2,726    2,731    2,726